SCHEDULE 14C INFORMATION

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Pacific Funds Series Trust
(Name of Registrant as Specified In Its Charter)

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PACIFIC FUNDS SERIES TRUST
PF MID-CAP EQUITY FUND

INFORMATION STATEMENT DATED OCTOBER 29, 2018

This document (“Information Statement”) provides information concerning a new sub-advisory agreement for the PF Mid-Cap Equity Fund and is being sent on or about October 29, 2018 to the shareholders of record as of October 26, 2018.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I. Introduction and Background

The Pacific Funds Series Trust (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in sub-adviser and a new sub-advisory agreement with respect to the PF Mid-Cap Equity Fund (the “Fund”), effective on August 1, 2018. Information concerning this change in sub-adviser was been included in a supplement dated March 30, 2018 to the Trust’s prospectus for Class P shares dated August 1, 2017. Under the Investment Company Act of 1940 (the “1940 Act”), a new sub-advisory agreement generally requires shareholder approval; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA”), PLFA and the Trust can hire, terminate, and replace, as applicable, sub-advisers and enter into new sub-advisory agreements (except, as a general matter, sub-advisers affiliated with PLFA) without shareholder approval in accordance with the requirements of the exemptive order. The information contained herein is being provided pursuant to the requirements of the exemptive order.

At its in-person board meeting on March 27, 2018, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), approved the appointment of Rothschild Asset Management Inc. (“Rothschild”), as the interim sub-adviser for the Fund and approved an interim sub-advisory agreement with Rothschild (the “Interim Sub-Advisory Agreement”) effective on or about June 12, 2018, pursuant to Rule 15a-4 under the 1940 Act. As described in the supplement dated March 30, 2018, certain principal investment strategies and principal risks of the Fund were modified in connection with the sub-adviser change. At an in-person board meeting on June 19, 2018, the Board, including all of the Independent Trustees, approved, effective August 1, 2018, the sub-advisory agreement between Rothschild and PLFA, with respect to the Fund (the “Rothschild Sub-Advisory Agreement”) and appointed Rothschild as the sub-adviser for the Fund. Rothschild’s appointment as the sub-adviser was made in accordance with the exemptive order issued by the SEC with regard to the Trust and does not require shareholder approval. In order to facilitate the change in sub-adviser, a portion of the Fund’s holdings were sold and new investments purchased in accordance with recommendations by the new sub-adviser’s portfolio management team. PLFA, on behalf of the Fund, retained a transitioning agent in order to help reduce the transaction costs associated with the purchase and sale of the Fund’s holdings in connection with this transition.

II. Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of Rothschild as a sub-adviser, the Board reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that Rothschild be appointed as the new sub-adviser for the Fund and in evaluating the proposed Rothschild Sub-Advisory Agreement. Additionally, the Board considered the due diligence conducted by PLFA on the investment resources and personnel of Rothschild and an assessment of the investment strategies used by Rothschild. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of Rothschild and PLFA’s analysis in reaching its conclusion to recommend Rothschild as a sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of sub-advisers, and has recommended and taken measures to attempt to remedy relative underperformance by a fund when PLFA and the Board believed it to be appropriate.

In evaluating the proposed Interim Sub-Advisory Agreement and the Rothschild Sub-Advisory Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

A. Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining Rothschild as the sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services provided by Rothschild under the Interim Sub-Advisory Agreement. In this regard, the Trustees considered various materials relating to Rothschild, including copies of the proposed Rothschild Sub-Advisory Agreement; copies of Rothschild’s Form ADV; financial information; a written presentation from Rothschild; a comprehensive report including an assessment from PLFA; responses from Rothschild to information requested by counsel to the Independent Trustees; and other information deemed relevant to the Trustees’ evaluation. The Trustees also considered verbal presentations at an in-person meeting held on June 19, 2018 from the investment management team of PLFA and from management and investment personnel from Rothschild.

The Trustees considered that under the Rothschild Sub-Advisory Agreement, Rothschild would be responsible for providing the investment advisory services to the Fund, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of Rothschild, including the background and experience of Rothschild’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy. In this regard, the Trustees took into account that Rothschild already served as the Fund’s interim sub-adviser for a short period, effective June 12, 2018, and also sub-advises a number of other funds within the Pacific Funds complex, and that the Board has had substantial experience and interaction with Rothschild in that regard, and has familiarity with the firm’s investment philosophy and strategies.

In addition, the Trustees considered that the Trust’s Chief Compliance Officer (“CCO”) previously had reviewed the written compliance policies and procedures and code of ethics of Rothschild. The Trustees also considered the CCO’s assessment of Rothschild’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics prior to the effectiveness of the Interim Sub-Advisory Agreement. The Trustees also took note of the due diligence PLFA conducted with respect to Rothschild, and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by Rothschild.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by Rothschild under the Rothschild Sub-Advisory Agreement.

B. Performance

The Trustees considered PLFA’s recommendation of Rothschild to serve as sub-adviser with regard to the Fund’s day-to-day investment activities. The Trustees considered factors concerning performance in connection with their consideration of this matter and in connection with approval of the related Rothschild Sub-Advisory Agreement, including the factors described below.

The Trustees considered that the Fund’s historical performance had been obtained under a different sub-adviser, although PLFA has managed the Fund since its inception. With respect to the management of strategies similar to that employed by the Fund, the Trustees considered information about the hypothetical performance of a portfolio of mid-cap companies that were carved out of accounts managed by Rothschild that were invested in both small- and mid-cap companies using similar, although not identical, investment strategies (the “Rothschild Comparable Performance”). The Trustees considered that this information included a comparison of the Rothschild Comparable Performance against the Fund’s benchmark and peer group for the trailing one-, three- and five-year periods as of March 31, 2018, as well as performance for each of the past ten calendar years. The Trustees noted that hypothetical performance does not carry the same credibility as actual performance, and also considered the risk and risk-adjusted returns of the Rothschild Comparable Performance against the Fund’s benchmark and peer group for the trailing one-, three-, five- and ten-year periods as of March 31, 2018.

The Board determined that Rothschild’s performance with respect to similar, although not identical accounts and strategies, provided a sufficient basis to conclude that it was capable of managing the Fund in accordance with its investment objectives and strategies.

C. Sub-Advisory Fees

The Trustees considered comparative fee information regarding the fees charged under other advisory contracts of Rothschild with regard to other funds with substantially similar investment strategies as the Fund. The Trustees also considered that the proposed sub-advisory fee schedule under the Rothschild Sub-Advisory Agreement will be slightly lower than the sub-advisory fee schedule for the Interim Sub-Advisory Agreement, that the advisory fee schedule paid by the Fund would remain unchanged, and that the portion of the advisory fee retained by PLFA would increase slightly.

The Trustees noted that the sub-advisory fee rates were the result of arms’-length negotiations between PLFA and Rothschild, and that the Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also considered the services rendered by PLFA to the Fund under the investment advisory agreement between PLFA and the Fund.

The Board concluded that the compensation payable under the Rothschild Sub-Advisory Agreement is fair and reasonable, and that the amount of the advisory fee retained by PLFA after paying the sub-advisory fee to Rothschild is fair and reasonable.

D. Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding Rothschild’s firm-wide costs and profitability. The Trustees noted that any assessment of Rothschild’s projected profitability from the Fund would be speculative, would involve assumptions regarding expense allocations and other factors, and would not provide useful information.

The Trustees also considered the organizational strengths of Rothschild and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund’s fee structure reflected in the Rothschild Sub-Advisory Agreement is fair and reasonable.

E. Ancillary Benefits

The Trustees received information from PLFA and Rothschild concerning other benefits that may be received by Rothschild and its affiliates as a result of their relationship with the Fund, including commissions that may be paid to broker-dealers affiliated with Rothschild and the anticipated use of soft-dollars by Rothschild. In this regard, the Trustees noted that Rothschild represented that it does not anticipate utilizing an affiliated broker-dealer and that it anticipates using soft-dollar credits generated by Fund commissions to pay for research services. The Trustees considered potential benefits to be derived by Rothschild from its relationship with the Fund and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F. Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the Rothschild Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the Rothschild Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III. The New Sub-Advisory Agreement

The Rothschild Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. Rothschild, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goal, strategies, policies and restrictions. Rothschild bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the Rothschild Sub-Advisory Agreement. The Fund is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, Rothschild, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Rothschild Sub-Advisory Agreement, except by reason of Rothschild’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of Rothschild’s obligations and duties under the Rothschild Sub-Advisory Agreement. Rothschild shall be liable for any damages, expenses, or losses in connection with any act or omission arising out of any services rendered by third parties that Rothschild hires in connection with fulfilling Rothschild’s obligations under the Rothschild Sub-Advisory Agreement. In addition, Rothschild has agreed to indemnify and hold harmless PLFA, its affiliates and control persons against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA, such affiliates or control persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of Rothschild’s responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, Rothschild’s obligations and/or duties under the Rothschild Sub-Advisory Agreement (or by any affiliate or agent or delegate); (ii) are based upon Rothschild’s (or its agent’s or delegate’s) breach of any provision of the Rothschild Sub-Advisory Agreement, including its breach of any representation or warranty; (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by Rothschild or any affiliated person or agent or delegate of Rothschild; or (iv) are based upon a breach of Rothschild’s fiduciary duties to the Trust or violation of applicable law. In addition, Rothschild has agreed to indemnify and hold harmless PLFA, its affiliates and control persons against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA, such affiliates or control persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of the actions or omissions of any third parties that Rothschild hires in connection with fulfilling Rothschild’s obligations under the Rothschild Sub-Advisory Agreement. The Rothschild Sub-Advisory Agreement will continue in effect for a period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The Rothschild Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties, and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the sub-adviser change. The prior and new sub-advisory fee rates are set forth in the tables below:

Prior Fee Schedule[1]
0.35% on the first $1 billion
0.30% on the next $1 billion
0.25% on net assets over $2 billion

1 When determining the breakpoint rate under the prior sub-advisory agreement, the average daily net assets of the PF Mid-Cap Equity Fund were aggregated with the average daily net assets of the Mid-Cap Equity Portfolio, a series of Pacific Select Fund (“Combined Assets”), which is managed by the prior sub-adviser.

New Fee
0.325% on all assets

The Fund’s sub-advisory fees paid by PLFA to the prior sub-adviser through December 31, 2017 were paid pursuant to sub-advisory agreements dated January 1, 2013, as amended, and November 17, 2017, which was approved by the Board in connection with a change of control of the prior sub-adviser. For the period January 1, 2017 through December 31, 2017, the Fund’s sub-advisory fees paid or owed by PLFA to the prior sub-adviser totaled $238,992.75. Had the new sub-advisory fee rate been in effect for the same period, the Fund’s sub-advisory fees paid or owed by PLFA would have been $223,458.47. This amount would have been a decrease in sub-advisory fees paid by PLFA of approximately 0.025%.

The sub-advisory fee rate paid by PLFA to Rothschild for the period from June 13, 2018 to July 31, 2018, pursuant to the Interim Sub-Advisory Agreement, was a fee of 0.35%. During this period, the sub-advisory fees paid or owed by PLFA for the Fund totaled $4,638.83. For the Fund’s fiscal year ended March 31, 2018, the Fund did not pay any brokerage commissions to an affiliated broker of Rothschild.

IV. Information Regarding Rothschild

Rothschild is a wholly-owned subsidiary of Rothschild North America Inc., which in turn is wholly-owned by Rothschilds Continuation Holdings AG. Rothschilds Continuation Holdings AG is approximately 53% owned by Rothschild Concordia AG, approximately 47% owned by Paris Orleans Holding Bancaire SAS, and a fraction of a percent owned by Concordia Holding SARL. Rothschild Concordia AG is approximately 91% owned by Concordia Holding SARL and approximately 9% owned by Rothschild Holding AG, a subsidiary of Rothschilds Continuation Holdings AG. Concordia Holding SARL is 100% owned by Paris Orleans Holding Bancaire SAS, which in turn is 100% owned by Rothschild & Co. SCA, the ultimate parent of Rothschild. Rothschild & Co. SCA is a publicly traded financial advisory company controlled by Rothschild Concordia SAS. As of June 30, 2018, total assets under the management of Rothschild, including its affiliates, were approximately $10.36 billion.

The address for Rothschild and Rothschild North America Inc. is 1251 Avenue of the Americas, New York, NY 10020; the address for Rothschild & Co. SCA, Concordia Holding SARL, Paris Orleans Holding Bancaire SAS, and Rothschild Concordia SAS is 23bis avenue de Messine, 75008 Paris, France; and, the address for Rothschilds Continuation Holdings AG and Rothschild Concordia AG is Baarerstrasse 95, Zug, 6300 Switzerland.

Rothschild does not currently act as investment adviser to any investment companies with similar investment objectives as the Fund.

As of October 22, 2018, Rothschild’s principal executive officers and each director and their respective principal occupations are:

Name[1]	Title(s) and Principal Occupation with Rothschild
Robert D. Oshinskie	Chief Investment Officer
Kathryn M. Orozco	Chief Operating Officer, and Head of Risk Management
Dina V. Clements	Chief Compliance Officer
Gary A. Powell	Director and Chairman of the Board
John M. Carroll	Director
James M. Neissa	Director
Lee A. Lebrun	Director
Tina Jones	Director

1 The address of Mr. Powell with respect to his positions with Rothschild is New Court, St Swithin’s Lane, London EC4N 8AL United Kingdom. The address of all other individuals listed above with respect to their positions with Rothschild is 1251 Avenue of the Americas, New York, NY 10020.

No Officer or Trustee of the Trust is an officer, director or shareholder of Rothschild (including its affiliates).

As of July 2, 2018, to the best of the Trust’s knowledge, the table below reflects the entity that owned beneficially 5% or more (principal holders) and 25% or more (control owners) of the Fund. The Fund offers Class P shares only. No officer or Trustee of the Trust holds shares of the Fund.

Fund Name	Class	Name	Ownership Percentage
PF Mid-Cap Equity Fund	P	Pacific Life Insurance Company	100%

Additional Information

Additional information about Rothschild is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The Trust’s semi-annual report for the fiscal half-year ended September 30, 2018 will be sent to shareholders and may be requested without charge by referring to the Trust’s information below. The Trust’s semi-annual report for the fiscal half-year ended September 30, 2017 and the Trust’s annual report for the fiscal year ended March 31, 2018 were both previously sent to shareholders and are available upon request without charge by contacting the Trust by:

Regular mail: Pacific Funds Series Trust, P.O. Box 9768, Providence, RI 02940-9768

Express mail: Pacific Funds Series Trust, 4400 Computer Drive, Westborough, MA 01581

Telephone: (800) 722-2333 (select Option 2)

Website:  www.PacificLife.com/pacificfunds.html

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA and its administrator is Pacific Life. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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